Exhibit 23.3

November 18, 2014

CONSENT OF GZA GeoEnvironmental, Inc.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-1 of FMSA Holdings Inc. and the related prospectus that is a part thereof (File No 333-198322), which is incorporated by reference in this Registration Statement on Form S-8. We hereby further consent to the incorporation by reference of information contained in our reports setting forth the estimates of reserves of FMSA Holdings Inc. as of December 31, 2013 in this Registration Statement on Form S-8.

We further consent to the reference to this firm under heading “EXPERTS.”

Respectfully submitted,

GZA GeoEnvironmental, Inc.

By:	/s/ Mark J. Krumenacher
Name:	Mark J. Krumenacher
Title:	Principal/Senior Vice President